EXHIBIT 99.1

ChinaNet Online Holdings Reports Fourth Quarter and Full Year 2017 Unaudited Financial Results

BEIJING, April 17, 2018 (GLOBE NEWSWIRE) -- ChinaNet-Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing and data-analysis and management services platform, today announced its unaudited financial results for the fourth quarter of 2017 and audited financial results for the full year of 2017.

Fourth Quarter 2017 Highlights

  Net revenues increased by 64.1% to $15.3 million from $9.4 million in the corresponding period of 2016.
  Revenues from search engine marketing and data service increased by 121.1% to $13.1 million from $5.9 million in the corresponding period of 2016.
  Total operating expenses as a percentage of total revenue decreased to 40.7% from 42.9% in the corresponding period of 2016.

Full Year 2017 Highlights

  Net revenues increased by 34.2% to $46.6 million from $34.8 million in 2016.
  Revenues from search engine marketing and data service increased by 111.9% to $37.4 from $17.6 million in 2016.
  Total operating expenses as a percentage of total revenue decreased to 30.1% from 40.0% in 2016.

Mr. Handong Cheng, Chairman, President and Chief Executive Officer of CNET, stated, “2017 has been a transitional year for us. Realizing that our small-to-medium enterprise or SME customers are struggling as the Chinese economy slows down, we have actively migrated our business focus towards servicing larger customers and providing search-engine advertising solutions. As a result, we achieved 64.1% of year-over-year revenue growth in the fourth quarter of 2017 and 34.2% in full year 2017.”

“At the same time, we see tremendous opportunities in applying block chain technology to helping SMEs to achieve better business results than ever before. To seize the new opportunities, we have taken active steps to establish a complete ecosystem with transaction capabilities that can help our SME clients to target, acquire, and retain end consumers. With favorable government policies, block chain technology is being rapidly recognized and accepted in China. We believe that we can leverage block chain’s decentralized systems, distributed ledgers, immutable record, consensus protocol and provenance of assets to provide reliable and verifiable transaction services to our clients with higher security and protection than ever before.”

“We recently announced a strategic partnership with Wuxi Jingtum Network Technology to jointly develop our block chain technology. As we further enhance our block chain capabilities, we will provide our shareholders relevant updates regarding the strategies and applications of our block chain technology. We will remain focused on establishing and improving our close-loop B2B2C ecosystem with our block chain technology as its foundation. We are confident that we have the right strategy and team in place to secure a market leading position in China.”

Mr. Zhige Zhang, Chief Financial Officer of CNET, stated, “We are pleased to report another quarter of solid topline performance rounding out a strong year of 2017. For the fourth quarter and full year of 2017, our total revenues grew by 64.1% and 34.2% year over year, respectively. At the same time, we also continued to execute our cost control initiatives which resulted in reductions in our total operating expenses in 2017. Our sales and marketing, general and administrative, and research and development expenses for the full year decreased by 32.9%, 2.7%, and 36.8% year over year, respectively. Recently in January 2018, we successfully raised $11.0 million of capital through an equity offering, thus providing the necessary foundation for future development of block chain applications.”

Fourth Quarter 2017 Financial Results

NET REVENUES
Net revenues increased by 64.1% to $15.3 million in the fourth quarter of 2017 from $9.4 million in the corresponding period of 2016, primarily driven by the increase in search engine marketing and data service revenue.

Search engine marketing and data service revenue for the fourth quarter of 2017 increased by 121.1% to $13.1 million from $5.9 million in the corresponding period of 2016. The growth was primarily attributable to the rapid expansion of the Company’s search engine marketing client base as enterprises in China continued to migrate to search engine marketing from other advertising and marketing channels for its more direct results and higher return on investments.

COST OF REVENUES AND GROSS PROFIT
Cost of revenues was $15.1 million in the fourth quarter of 2017, compared to $7.7 million in the corresponding period of 2016. The growth was primarily attributable to a significant increase in revenue contributions from search engine marketing and data service in the fourth quarter of 2017, which have higher resources costs as the Company has obtained marketing access to the most popular search engines, internet portals and mobile portals in China.

Gross profit in the fourth quarter of 2017, as a result of increased cost of revenues, was $0.3 million, compared to $1.6 million in the corresponding period of 2016.

OPERATING LOSS
Operating expenses in the fourth quarter of 2017 was $6.2 million, compared to $4.0 million in the corresponding period of 2016. As a percentage of total revenues, operating expenses decreased to 40.7% from 42.9% in the corresponding period of 2016.

Sales and marketing expenses in the fourth quarter of 2017 decreased by 66.7% to $0.3 million from $1.0 million in the corresponding period of 2016. As a percentage of total revenues, sales and marketing expenses decreased to 2.2% from 10.7% in the corresponding period of 2016. The decrease was primarily attributable to the successful execution of the Company’s cost control initiatives which resulted in a reduction in the headcount and staff salaries of the Company’s sales and marketing departments as well as lower advertising expenses in the fourth quarter of 2017.

General and administrative expenses in the fourth quarter of 2017 increased by 28.7% to $3.1 million from $2.4 million in the corresponding period of 2016. The growth in general and administrative expenses was primarily due to a $1.4 million increase in share-based compensation in the fourth quarter of 2017, which was partially offset by reductions in the Company’s bad debt expenses, office rental expenses, staff salaries and other administrative expenses. As a percentage of total revenues, general and administrative expenses decreased to 20.0% from 25.4% in the corresponding period of 2016.

Research and development expenses in the fourth quarter of 2017 decreased by 46.6% to $0.2 million from $0.5 million in the corresponding period of 2016. As a percentage of total revenues, research and development expenses decreased to 1.6% from 5.0% in the corresponding period of 2016. The decrease was due to reduced headcount in the Company’s research and development department and its efforts to further optimize its cost and expense structures in the fourth quarter of 2017.

Impairment on long-term investments in the fourth quarter of 2017 was $44.0 thousand, compared to $159.0 thousand in the corresponding period of 2016.

In the fourth quarter of 2017, the Company incurred $2.6 million of impairment of intangible assets, as the Company realigned its growth strategies, transformed its business structures, and re-assessed the values of its past acquisitions.

Operating loss in the fourth quarter of 2017 was $6.0 million, compared to $2.4 million in the corresponding period of 2016.

NET LOSS
Net loss attributable to ChinaNet Online Holdings, Inc. was $6.2 million in the fourth quarter of 2017, compared to $2.3 million in the corresponding period of 2016.

BALANCE SHEET
As of December 31, 2017, the Company had cash and cash equivalents of $3.0 million, consistent with the corresponding period of 2016. Advances from customers was $3.6 million at the end of 2017, up 150.6% from $1.4 million at the end of 2016.

Full Year 2017 Financial Results
For the full year of 2017, total revenues increased by 34.2% to $46.6 million from $34.8 million in 2016, primarily driven by a 111.9% year-over-year increase in search engine marketing and data services.

Gross profit for the full year of 2017 was $4.6 million, compared to $7.8 million in 2016. The decrease was primarily due to an increased revenue contribution from search engine marketing and data service in 2017, which has a relatively lower profit margin.

Operating expenses for the full year of 2017 increased slightly to $14.1 million from $13.9 million in the 2016. The increase was primarily due to a $2.6 million impairment of intangible assets that the Company incurred in 2017. As a percentage of total revenues, operating expenses for the full year of 2017 was 30.1%, compared to 40.0% in 2016.

Sales and marketing expenses for the full year of 2017 decreased by 32.9% to $2.7 million from $4.1 million in 2016. General and administrative expenses for the full year of 2017 decreased by 2.7% to $7.5 million from $7.7 million in 2016. Research and development expenses for the full year of 2017 decreased by 36.8% to $1.3 million from $2.0 million in 2016. The decrease in operating expenses were mainly due to the Company’s effort to optimize its cost and expense structures.

Net loss attributable to ChinaNet Online Holdings, Inc. for the full year of 2017 was $10.1 million, compared to $6.5 million in 2016.

Recent Development
On January 17, 2018, the Company closed a registered direct offering raising approximately $11 million from selling its common stock at a price of $5.15 per share. After deducting offering expenses, the net proceeds will be used for general working capital purposes.

About ChinaNet Online Holdings, Inc.
ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact
ICR, Inc.
Jack Wang
Tel: +1-646-308-1635
Email: CNET@icrinc.com

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$15,427	$9,283	$46,598	$34,300
From related parties	(81)	69	35	450
Total revenues	15,346	9,352	46,633	34,750
Cost of revenues	15,065	7,730	42,020	26,999
Gross profit	281	1,622	4,613	7,751

Operating expenses
Sales and marketing expenses	335	1,005	2,734	4,074
General and administrative expenses	3,062	2,380	7,464	7,670
Research and development expenses	249	466	1,261	1,996
Impairment on long-term investments	44	159	44	159
Impairment on intangible assets	2,552	-	2,552	-
Total operating expenses	6,242	4,010	14,055	13,899

Loss from operations	(5,961)	(2,388)	(9,442)	(6,148)

Other income (expenses)
Interest income	1	18	40	90
Interest expense	(38)	(9)	(147)	(13)
Other expenses	(3)	-	(211)	(112)
Total other income/(expenses)	(40)	9	(318)	(35)

Loss before income tax expense, noncontrolling interests and discontinued operation	(6,001)	(2,379)	(9,760)	(6,183)
Income tax benefit/(expense)	(136)	53	(251)	(102)
Loss from continuing operations	(6,137)	(2,326)	(10,011)	(6,285)
Income/(Loss) from and on disposal of discontinued operation, net of income tax	-	1	-	(59)
Net loss	(6,137)	(2,325)	(10.011)	(6,344)
Net income attributable to noncontrolling interests from continuing operations	(25)	(4)	(114)	(148)
Net loss attributable to ChinaNet Online Holdings, Inc.	$(6,162)	$(2,329)	$(10,125)	$(6,492)

Net loss	$(6,137)	$(2,325)	$(10,011)	$(6,344)
Foreign currency translation gain/(loss)	135	(747)	907	(1,377)
Comprehensive loss	$(6,002)	$(3,072)	$(9,104)	$(7,721)
Comprehensive income attributable to noncontrolling interests	(66)	(14)	(123)	(127)
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(6,068)	$(3,086)	$(9,227)	$(7,848)

Loss per share
Loss from continuing operations per common share
Basic and diluted	$(0.50)	$(0.20)	$(0.84)	$(0.57)
Loss from discontinued operations per common share
Basic and diluted	$-	$-	$-	$(0.01)

Weighted average number of common shares outstanding:
Basic and diluted	12,406,825	11,370,565	12,116,783	11,357,907

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)
	As of December 31,
	2017	2016
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	$2,952	$3,035
Term deposit	-	3,056
Accounts receivable, net	7,215	3,322
Other receivables, net	2,646	89
Prepayment and deposit to suppliers	4,073	4,760
Due from related parties, net	14	213
Total current assets	16,900	14,475

Long-term investments	918	1,340
Property and equipment, net	299	471
Intangible assets, net	3,808	7,264
Goodwill	5,277	4,970
Deferred tax assets, net	1,358	1,522
Total Assets	$28,560	$30,042

Liabilities and Equity
Current liabilities:
Short-term bank loan	$765	$721
Accounts payable	2,851	102
Advances from customers	3,559	1,420
Accrued payroll and other accruals	559	685
Due to investors related to terminated security purchase agreements	938	884
Payable for purchasing of software technology	436	411
Taxes payable	3,168	2,910
Other payables	687	487
Total current liabilities	12,963	7,620

Long-term liabilities:
Long-term borrowing from a director	134	126
Total Liabilities	13,097	7,746

Commitments and contingencies	-	-

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 13,982,542 shares and 12,158,542 shares at December 31, 2017 and 2016, respectively)	14	12
Additional paid-in capital	31,554	29,285
Statutory reserves	2,607	2,607
Accumulated deficit	(20,487)	(10,362)
Accumulated other comprehensive income	1,598	700
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	15,286	22,242

Noncontrolling interests	177	54
Total equity	15,463	22,296

Total Liabilities and Equity	$28,560	$30,042

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year Ended December 31,
	2017	2016
	(US $)	(US $)

Cash flows from operating activities
Net loss	$(10,011)	$(6,344)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,422	1,572
Share-based compensation expenses	2,271	2,309
Provision of allowances for doubtful accounts	1,462	368
Impairment on intangible assets	2,552	-
Impairment on long-term investments	44	159
Loss on deconsolidation of VIEs	-	9
Loss on disposal of fixed assets	2	116
Deferred taxes	251	102
Changes in operating assets and liabilities
Accounts receivable	(4,848)	(975)
Other receivables	78	1,527
Prepayment and deposit to suppliers	948	1,144
Due from related parties	(7)	(336)
Accounts payable	2,654	(137)
Advances from customers	1,985	(362)
Accrued payroll and other accruals	(141)	(21)
Other payables	(58)	413
Taxes payable	76	19
Commitment and contingencies	-	(126)
Net cash used in operating activities	(1,320)	(563)

Cash flows from investing activities
Payment for office equipment and leasehold improvement	(4)	(148)
Payment for purchasing of software technology	-	(1,969)
Term deposit matured during the period	3,140	-
Long-term investment in cost method investees	-	(470)
Withdraw long-term investment in cost method investees	444	-
Short-term loan to an unrelated party	(2,814)	-
Repayment of short-term loan from an unrelated party	296	-
Proceeds from disposal of VIEs	-	28
Cash effect on deconsolidation of a VIE	-	(17)
Net cash provided by/(used in) investing activities	1,062	(2,576)

Cash flows from financing activities
Proceeds from short-term bank loan	741	753
Repayment of short-term bank loan	(741)	-
Net cash provided by financing activities	-	753

Change in cash and cash equivalents included in assets classified as held for sale	-	177

Effect of exchange rate fluctuation on cash and cash equivalents	175	(259)

Net decrease in cash and cash equivalents	(83)	(2,468)

Cash and cash equivalents at beginning of the year	3,035	5,503
Cash and cash equivalents at end of the year	$2,952	$3,035